Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Agreement (“Agreement”) is made and entered into this 30th day of July, 2025 by and between Standard Farms, LLC, a Pennsylvania limited liability company, having a principal place of business at 2801 E. Camelback Rd., Suite 180 Phoenix, AZ 85016 (the “Company”) and MariMed Advisors, Inc. a Delaware Corporation having a principal place of business at 10 Oceana Way, Norwood, MA 02820.  (“Manager”). As used herein, Company and Manager are hereinafter collectively called the “Parties” and individually called a “Party.”

RECITALS

WHEREAS, Company is permitted to operate its grow/processing facility under permit number. GP-2020-17 (the “Permit”) granted by the Commonwealth of Pennsylvania, Department of Health, Bureau of Medical Marijuana (the “Bureau”);

WHEREAS, prior to the execution of this Agreement, Manager is not, nor has it ever been directly or indirectly associated with or related to any medical marijuana organization (MMO) in the  Commonwealth of Pennsylvania that holds a permit from the Bureau, nor has Manager shared profits, valuations, ownership, policies, principals, officers, directors, employees, facilities, equipment, finances or capital, with any other MMO in the Commonwealth;

WHEREAS, Company seeks guidance and expertise in marketing and growing its medical marijuana operations and Manager has unique and expert experience in marketing and growing medical marijuana operations in states outside of the Commonwealth of Pennsylvania;

WHEREAS, Manager is qualified to provide comprehensive management services as set forth herein and has the expertise and resources to enable it to provide (a) management, financial and other services to support and enhance all of the operations of Company in compliance with the Bureau’s regulations and the terms and conditions of this Agreement, (b) management of leases of real property to be entered into by Manager on which Company’s cultivation and processing facilities are located (the “Leases”), and (c) all other services required to comply in all material respects with all applicable laws, ordinances, rules, regulations, judgements, decrees, orders, procedures and guidelines of the Bureau and/or any applicable federal, state or local governing body (other than federal laws regarding the manufacture, possession, use, sale or distribution of marijuana) (“Laws”); and

WHEREAS, in accordance with the terms and conditions set forth herein, Company desires to engage the services of Manager in order to improve the performance of its operations and services set forth herein, and Manager desires to provide such services.

NOW, THEREFORE, for the covenants, promises and other consideration stated herein, which the Parties acknowledge is sufficient, and with the intent to be legally bound hereby, the Parties agree as follows:

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Article I

RESPONSIBILITIES, DUTIES AND OBLIGATIONS OF THE MANAGER

Section 1.01Appointment: During the Term (as defined herein), Manager shall be responsible for  recommending, suggesting, and providing guidance in connection with the  development, administration, operation and management of Company’s cultivation and processing operations in Pennsylvania (collectively, the “Business”) and shall provide to or on behalf of Company all management services typically required by a Business of a similar type and size, including as provided for in Section 1.02 below, which shall collectively be referred to herein as the “Management Consulting Services”.
Section 1.02Management Consulting Services. Management Consulting Services shall include, but not be limited, to the following:
(a)Providing management, supervisory, and oversight to Company for budgeting, financial planning and operations of the Business’ operations including the maintaining of the books and records of the Business.
(b)Overseeing and guiding actions necessary in furtherance of, in compliance with, or otherwise in any way related to any Laws related to the procurement, entitlement, compliance, development, operation, or management of the Business in effect on the Effective Date or that comes into being, occurs, accrues, becomes effective, or otherwise becomes applicable or required after the Effective Date.
(c)Advising on accounting, bookkeeping, billing, collection, cash management, payroll, record-keeping services and annual audit services consistent with United States generally accepted accounting principles in effect from time to time (“GAAP”) as it relates to the activities of the Business, individually and collectively, as GAAP may require.
(d)Depositing all Gross Revenue of the Business into the Business Bank Accounts and paying all Total Expenses (as defined below) from the Business Bank Accounts and maintaining accurate records of the foregoing. Company shall execute any and all documents necessary to authorize Manager to deposit funds into, withdraw funds from, and write checks from the Business Bank Accounts for the purpose of assisting with the operation, of the Business, including, but not limited to, the payment of expenses and/or financial obligations incurred or undertaken by or on behalf of the Business.  “Gross Revenue” means all revenue derived from the operation of the Business less discounts, returns or credits.  “Business Bank Accounts” means any and all bank accounts established in the name of Company for the purpose of managing and operating the Business.  “Total Expenses” means all expenses and fees incurred by Company in connection with the operation of the Business.
(e)Maintaining and implementing an ongoing quality management program that includes continuous quality improvement, safety, and risk management.
(f)Recommending the selection, and with the Company’s approval, such approval not to be unreasonably withheld or delayed, contracting with any third-party consultants, independent contractors, vendors, suppliers or service providers, as necessary or desirable for the build-out, development, administration, operation and management of any component of the Business or its

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facilities; provided that Manager shall not enter into any contracts that are not terminable on ninety (90) days’ written notice or less without premium or penalty (the “Manager Approved Contracts”) without the consent of Company.
(g)Providing guidance and suggestions with respect to the Company’s hiring, terminating, directing, training, overseeing and monitoring the performance of all Business Employees acting under the direction and control of Manager or Company, as applicable, in providing Management Services hereunder.  “Business Employees” means employees and independent contractors (whether hired directly by Company or Manager) involved in the operation of the Business.  Business Employees shall work on-site at the cultivation/processing facility in the operations of the Business. Business Employees shall be employees of Company or a separate employment management company (as determined by Company and Manager) and shall be paid by their respective employer on the applicable payroll. Manager may recommend and Company shall adopt personnel policies and procedures that are mutually agreeable, and which shall be applicable to the Business Employees. The costs incurred in connection with such labor shall be deemed an expense of the Business.
(h)Assisting with the timely preparation of tax filings, provided that Manager shall provide copies of all tax returns to Company for review at least ten (10) days prior to filing.
(i)Assisting with the timely preparation for execution by an executive officer of Company and filing all applications for licenses and permits, and renewals thereof, required to operate the Business in accordance with applicable Laws, and pay, on behalf of Company, out of Company Gross Revenue, all applicable fees related thereto.
(j)Assisting with the management and performance of product transport and security operations for the Business in compliance with applicable Laws in all material respects, collecting payments for Company, transporting products and funds for Company, with the appropriate security measures and in accordance with all applicable Laws, or engaging with a third party to do the same.
(k)Making recommendations for and implementing on behalf of the Company a technology platform, in conjunction with the software program designated by the Bureau, to maintain and manage all accounting, bookkeeping, billing, collection, cash management, payroll, and other record-keeping services as it relates to all activities conducted by or on behalf of Company for any activity of the Business.
(l)Implementing procedures reasonably necessary to ensure all employees and independent contractors working at each Company designated location of the Business who are required to do so have acquired and maintain, in good standing at all times, an appropriate affiliation on the Permit (“Permit Affiliation”).
(m)Recommending the purchase of insurance for the Business of such types, on such terms and in such amounts as commercially reasonable and as required by applicable Laws; provided that, such insurance shall include business liability and property casualty insurance, workers’ compensation insurance, property damage and personal injury insurance.  Company and Manager agree that each shall be (i) either the insured party or an additional named insured, as

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appropriate, under all such policies and (ii) designated as a recipient for notices from the applicable insurance carrier under each policy, and Manager shall provide Company with current copies of all such insurance documentation.
(n)Maintaining one or more electronic databases which shall include material information about the Business including, without limitation, financial statements, license and permit information, bank records, local zoning, use and permitting information, Permit Affiliations for the Business, regulatory filings, payroll and accounting records, tax (including tax returns) and financial information, receipts and other proof of payments (including, without limitation, manufacturer or reseller invoices) made to third parties, and such other information reasonably requested by Company from time to time (each, an “Electronic Dataroom”). Manager and Company shall use commercially reasonable efforts to ensure that both Manager and Company have real-time, unfettered access to any Electronic Dataroom without restriction of any sort.

(o)Supervising and implementing the security operations of the Business.  All operational aspects of the Business’s security and surveillance shall be provided by a third-party security contractor; provided, however, that investigation of possible violations of Law and alerting local law enforcement as required by Law shall be the responsibility of Manager and Company personnel.
(p)Providing, subject to Bureau pre-approval where required, regularly updated materials for marketing purposes, including without limitation artwork, inserts, and label designs for the products and Bureau-approved marketing and promotion materials for industry events and in-store promotions to the extent such is approved by the Bureau.
(q)Providing such other business and financial advice and services as may reasonably be necessary and prudent in furtherance of the purpose of this Agreement and the protection of the Permit.
Section 1.03Scope of Authority; Cooperation:
(a)Without limiting the generality of the foregoing Management Consulting Services, Manager shall be permitted to carry out the performance of the Management Consulting Services using commercially reasonable methods in the name of Company, and shall do so in accordance with the then current Budget (as defined below in Section 5.01). Company and Manager agree to cooperate in order to carry out this Agreement. At Company’s request, Manager hereby agrees to make payments from such accounts reasonably related to the business of Company. Without limiting the other rights and obligations of the parties hereunder, Manager covenants and agrees at all times to perform the Management Services in material compliance with the terms of this Agreement, at Company’s direction, and in accordance with the Laws and otherwise in such a way that is reasonably necessary and prudent in furtherance of the protection and preservation of the Permit.
(b)Within five (5) days following the Effective Date, Company shall prepare and file with the Bureau a full, complete and accurate Bureau of Medical Marijuana Change in Ownership of a Medical Marijuana Organization form (the “CHOW”), together with all required attachments,

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and any further documents and/or information requested by the Bureau to affiliate Jon Levine as Manager under this Agreement and as an Operator, as defined by Laws, on the Permit. Jon Levine shall submit a background check, fingerprints, a resume, and tax clearance form to the Bureau commensurate with the Company’s request to affiliate same. Company shall provide Manager with a copy of the proposed CHOW submission at least two (2) business days prior to its submission and shall incorporate any comments and/or changes reasonably requested by Manager before final submission.  Company shall use its best effort to obtain Bureau approval of the CHOW.  Once approved, the affiliation of Jon Levine shall remain in effect during the entire Term of this Agreement.

Throughout the Term of this Agreement, the Business shall operate out of the premises leased to Company by the Manager pursuant to a sub-lease agreement to be negotiated between the Parties and executed on or before the Effective Date (the “Lease”).  A default under the Lease shall constitute a cross-default under this Agreement.

Article II

MANAGEMENT FEE; LOANS TO BUSINESS

Section 2.01Management Fee. During the Term, as consideration for the Management Services, Company shall pay Manager a management fee (“Management Fee”) in the amount of twelve and one-half (12.5%) percent of Company Gross Revenue. The Management Fee shall be payable on a monthly basis in arrears out of Company Gross Revenue on the first business day of each calendar month; provided, that if at the time the Management Fee is payable, the parties reasonably anticipate that there will not be sufficient Company Gross Revenue to satisfy the taxes payable by Company over the following three (3) months, then all or a portion of the Management Fee then due will accrue and not be payable until such time as the parties reasonably anticipate that there will be sufficient Company Gross Revenue to satisfy all taxes payable by Company over the following three (3) months. Manager shall be responsible for paying all costs and expenses of the Business out of the Business Bank Account, and Company shall reimburse Manager for all costs and expenses incurred by the Manager in connection with the operation of the Business including amount paid to third parties for goods or services. Nothing contained herein shall be construed to be profit sharing or providing the Manager an ownership interest in Company or any other beneficial interest which would violate Company’s obligations under applicable Laws and/or Company’s good standing with the Bureau.  Notwithstanding the foregoing, neither Company nor its affiliates shall be required to make working capital infusions or loans to fund the Business’s working capital requirements.  So long as this Agreement remains in force, Manager may, in its sole discretion, loan to Company such amounts as are needed, in the Manager’s sole discretion, to fund the operations of the Business.  Any such loan shall be evidenced by a demand promissory note bearing interest at the rate of eight (8.0%) per annum with a default interest rate of fifteen (15.0%) percent.  Manager may from time to time repay outstanding loans due to Manager from Company Gross Revenue.
Section 2.02Manager shall purchase goods and services from third parties on reasonable commercial terms.
Section 2.03Intellectual Property. Except as otherwise noted herein, all work or deliverables, including any  inventions, improvements, materials, documentation, techniques,

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methods and processes, which are created, made, prepared or developed by Manager in connection with the performance of the Management Services, including any and all intellectual property rights related thereto, will be the property of Manager (“Manager Intellectual Property”); provided, that Manager hereby grants to Company an irrevocable, perpetual, non-exclusive, worldwide, fully paid up, royalty-free license, to use, copy, display and reproduce Manager Intellectual Property, to create derivative works thereof, and to use, copy, display and reproduce such derivative works, in each case solely during the term and in connection with the operation of the Business. Notwithstanding the foregoing, as between the Parties, Company shall own and retain all Books and Records (as defined below) and all intellectual property rights associated therewith.
Section 2.04Books and Records. Manager  shall maintain and keep on behalf of Company full and adequate books of accounts, patient databases, sales records, vendor databases, employee records and such other records as are necessary to reflect the results of each of the Business’ operations and the accurate and timely calculation and payment of amounts owed under the Leases or any other contracts (collectively, the “Books and Records”). Company shall have the right to review or audit all records kept by Manager for Company regarding the operations of the Business including, without limitation, the Books and Records; provided that Company shall not have the right to conduct an audit more than four times (4x) in any twelve (12) month period; provided, that such limitation shall not apply during the pendency of any Company Default. Any such review or audit shall be performed during normal hours of operation for the Business upon reasonable prior notice to Manager. Each Party will assist the other Party in providing access to the necessary data within its possession or control in order to perform any such review or audit.
Article III

TERM AND TERMINATION

Section 3.01Term. This Agreement shall commence on September 1, 2025 (the “Effective Date”) and continue for a period of four (4) years thereafter (the “Initial Term”) and shall automatically renew for additional successive four (4) year terms, unless terminated in accordance herewith. For purposes of this Agreement, “Term” means the period between the Effective Date and the termination or expiration of this Agreement in accordance with this Article III.
Section 3.02Termination. This Agreement may be terminated by: (a) the mutual written agreement of the Parties; or (b) by Company with written notice to Manager, stipulating the intended date of termination, upon the occurrence of any one of the following events: (i) upon a Manager Default (as defined herein); (ii) any grossly negligent or intentional misconduct by Manager; or (iii) any Final Determination (as defined below) against Manager that would prevent Manager from providing the Management Services as contemplated hereunder. In the event that any legal action is instituted by any federal, state or local governmental body contesting the right to grow, sell, manufacture or process medical marijuana, including any proposal to change or revoke any of the Laws in a manner that would have the effect of prohibiting legal operation of the Business, Manager and Company shall cooperate in defending any such action, and appealing any judgement, until all rights of appeal have expired. If, after all appeals have been exhausted, the resulting legal action would have the effect of prohibiting the legal operation of the Business, either Party may terminate this Agreement. During the Term of this Agreement, if there is an entry

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of an Order (as defined below) that is not a Final Determination, that would prevent Manager from providing the Management Services as contemplated hereunder, and such Order remains in effect for a period of more than fifteen (15) days, then the Parties shall mutually agree to the appointment of a substitute manager while such Order remains in effect.

For purposes of this Agreement, the following terms shall have the following meanings:

“Final Determination” means either (i) the entry by Manager into a consent order with a governmental authority with jurisdiction over Manager in which Manager acknowledges a violation by it of applicable Law in connection with Manager’s performance of the Management Services or (ii) the issuance by a governmental authority with jurisdiction over Manager of a final, nonappealable order, decision or ruling that Manager has violated applicable Law in connection with Manager’s performance of the Management Services.

“Manager Default” means any material inaccuracy in, breach of or failure to perform any representation, warranty, covenant or agreement made by Manager in this Agreement and such breach, inaccuracy or failure has not been cured (if capable of being cured) by Manager within forty-five (45) days of Manager’s receipt of written notice from Company identifying such breach, inaccuracy or failure.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any government authority or arbitrator.

Section 3.03Survival. Section 2.03, Article VI, Article VII and Article VIII shall survive the termination of this Agreement for any reason. In addition, termination of this Agreement for any reason shall not relieve Company of its obligation to pay Manager any Management Fees earned, reimburse Manager for any costs or expenses incurred in connection with operating the Business or repay any loans made by the Manager to the Company, in each case as of the time of such termination, pursuant to and in accordance the terms and conditions set forth in Section 2.01.
Article IV

No OWNERSHIP; No CHANGE OF CONTROL

Section 4.01No Manager Ownership or Change of Control. In complete compliance with the Bureau’s rules, regulations and the Law, nothing contained herein shall be construed to be an actual, effective, or grant of ownership or any other beneficial interest in the Company, Permittee. Regardless of any other provision of this Agreement, nothing herein shall be deemed or construed as a transfer, assignment, sale, or conveyance of the Permit to Manager or any of the Manager’s successors, assigns, Affiliates, agents, volunteers, employees, owners or contractors. As used in this Agreement, the term “Affiliate” shall mean, with respect to a person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, either through the ownership of voting securities, by contract or otherwise.

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Section 4.02Marijuana Products. The Parties acknowledge and agree that all medical marijuana  and medical marijuana products grown, cultivated, processed, possessed, packaged or offered for sale by Company at the Business, shall remain the sole and exclusive property of Company subject to applicable Laws, as the sole and exclusive holder of the Permit. Nothing herein shall serve or be interpreted to restrict or limit this claim to ownership.
Section 4.03Independent Contractor Status. The relationship of Manager to Company is that of an independent contractor and none of the provisions of this Agreement shall be construed to or shall create a relationship of agency, representation, joint venture, ownership, control or employment between the Parties, and it is understood and agreed that Manager is at all times acting and performing the Management Services pursuant to this Agreement as an independent contractor and not as an employee of Company, and for all purposes, including federal, state and local tax purposes, Manager will not be treated as an employee with respect to the rendering of the Management Services. As such, Company shall not withhold taxes with respect to Manager’s compensation hereunder. Company shall not control or direct the manner or methods by which Manager performs the Management Services set forth in this Agreement on behalf of the Company; provided, however, Manager shall be responsible for performing the Management Services in a manner so as, at all times, to ensure that the contemplated Management Services are completed and performed in a competent, efficient and satisfactory manner, and in accordance with all applicable Laws in all material respects.
Section 4.04No Methods. The Parties expressly agree that Company has not established the specific methods of how Manager should perform the Management Services pursuant to this Agreement. Company is relying on Manager’s knowledge, experience and expertise as an expert in the management and operation of marijuana facilities. Further, the Parties agree that Company has not provided Manager with training with respect to the Management Services which Manager shall render on behalf of Company, pursuant to this Agreement.
Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.01Budget.  Manager shall submit an estimate of annual sales and expenses (the “Budget”) to Company for its review and approval, which approval will not be unreasonably withheld or delayed.
Section 5.02Representations, Warranties and Covenants of Manager. Manager hereby represents, warrants, and covenants to Company, with the understanding Company is relying upon such representations, warranties, and covenants, that: (i) it is a corporation which was duly incorporated and organized, and is validly existing under the laws of Delaware and qualified to conduct business in the Commonwealth of Pennsylvania; (ii) it is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary, except where failure to be duly qualified or in good standing, would not have a material adverse effect on its business or operations and of its ability to fulfill its duties, responsibilities or obligations hereunder; (iii) it has the full right, power, and authority, and has taken all company action necessary, to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity (other than the Bureau); (iv) the execution and delivery of this Agreement and the

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performance by it of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Manager; (v) upon execution and delivery of this Agreement (and assuming the due execution and delivery of this Agreement by Company), this Agreement will constitute the valid and binding obligation of Manager, its successors and assigns, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally; and (vi) it shall cause all Management Services to be delivered to or on behalf of Company hereunder with properly trained and credentialed personnel, in a good and workmanlike manner, and in accordance with this Agreement and all applicable Laws.
Section 5.03 Representations, Warranties and Covenants of Company. Company hereby represents, warrants, and covenants to Manager, with the understanding Manger is relying upon such representations, warranties, and covenants, that: (i) it is a limited liability company which was duly organized, and is validly existing under the laws of the Commonwealth of Pennsylvania; (ii) it is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary, except where failure to be duly qualified or in good standing, would not have a material adverse effect on its business or operations and of its ability to fulfill its duties, responsibilities or obligations hereunder; (iii) it has the full right, power, and authority, and has taken all company action necessary, to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity (other than the Bureau); (iv) the execution and delivery of this Agreement and the performance by it of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Company; (v) the Permit is in good standing and not subject to any pending or threatened claim, action or regulatory enforcement that places the Permit at risk of revocation, suspension or non-renewal; and (vi) upon execution and delivery of this Agreement (and assuming the due execution and delivery of this Agreement by Company), this Agreement will constitute the valid and binding obligation of Company, its successors and assigns, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally.
Article VI

INDEMNIFICATION

Section 6.01Indemnity Obligations. The Company shall, to the fullest extent permitted by all applicable Laws, indemnify, defend and hold harmless Manager, its Affiliates and their respective members, officers, managers, directors, employees and agents (“Manager Indemnified Persons”) from and against any and all losses, damages, liabilities, penalties, judgements, costs or expenses (including reasonable attorneys’ fees and expenses) (“Losses”) which a Manager Indemnified Person may suffer, incur or pay arising out of or resulting from: (i) the operation of the Business prior to the Effective Date; (ii) any failure by Company to perform any of its covenants or obligations set forth in this Agreement; (iii) any inaccuracy in or breach by Company of any of the representations or warranties of Company set forth in this Agreement and/or (iv) a breach of any Company Approved Contract caused by Company. Manager shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless Company and its Affiliates and their respective officers, members, managers, directors, employees and agents

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(“Company Indemnified Persons”) from and against any and all Losses which a Company Indemnified Person may suffer, incur or pay arising out of or resulting from: (i) any failure by Manager or its members to perform  any of its covenants or obligations set forth in this Agreement; and/or (ii) any material inaccuracy in or breach by Manager of any of the representations or warranties of Manager set forth in this Agreement.
Section 6.02Indemnification Claim Process. If any action, suit, claim, proceeding or investigation is begun, made or instituted as a result of which the Party entitled to provide indemnification hereunder (“Indemnitor”) may become obligated to an individual or entity entitled to indemnification pursuant to Section 6.01 (“Indemnitee”), Indemnitee shall give written notice to the Indemnitor within five (5) business days of its receipt of notice of such action, suit, claim, proceeding or investigation specifying in reasonable detail the facts upon which the claimed right to indemnification is based; provided, that the failure to timely give such notice shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that such failure has a material prejudicial effect on the Indemnitor with such action, suit, claim, proceeding or investigation. The Indemnitor shall assume the defense of such action, suit, claim, proceeding or investigation; and the Indemnitee shall have the right (but not the obligation) to participate at its own expense by counsel of its choice in such defense but shall, at the cost of the Indemnitor, cooperate with and assist the Indemnitor to the extent reasonably possible; provided, that if (i) the Indemnitor and the Indemnitee are both named Parties to an action, suit, claim, proceeding or investigation and the Indemnitee shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or (ii) the Indemnitor is not entitled to a legal defense or counterclaim available to the Indemnitee, then the Indemnitor shall be liable for the reasonable fees and expenses of one outside counsel to the Indemnitee in each jurisdiction for which the Indemnitee reasonably determines counsel is required.
Section 6.03Limitation on Settling Claims. The Indemnitor shall not, without the prior written consent of the Indemnitee, settle, compromise or offer to settle or compromise any action, suit, claim, proceeding or investigation on a basis that would result in: (i) injunctive or other nonmonetary relief against the Indemnitee or any Affiliate of the Indemnitee, including, without limitation, the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnitee or any Affiliate of the Indemnitee, (ii) a finding or admission of a violation of applicable Law or violation of the rights of any individual or entity by the Indemnitee or any Affiliate of the Indemnitee or (iii) any monetary liability of the Indemnitee or any Affiliate of the Indemnitee that will not be promptly paid or reimbursed by the Indemnitor. An Indemnitee shall not, without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any action, suit, claim, proceeding or investigation for which indemnification has been, or will be, sought against the Indemnitor pursuant to Section 6.01.
Article VII

CONFIDENTIAL INFORMATION

Section 7.01Confidential Information Defined. Neither Party shall disclose or use non-public, confidential, or proprietary information (“Confidential Information”) of the other Party except in connection with the performance of its obligations under this Agreement. The

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Parties agree that, except as otherwise provided herein and subject to the license granted pursuant to Section 2.02, Manager Intellectual Property shall constitute the Confidential Information of Manager. In addition, each Party agrees to use reasonable care, but in no event less than the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized disclosure and/or use of the Confidential Information of the other Party. For purposes of this Article VII, Manager and Company shall include each entity individually, together with their respective employees and agents, as well as each of their respective Affiliates, and their Affiliates’ respective employees and agents.
Section 7.02Exceptions.  Section  7.01  shall not, however,  apply to any information of a Party (“Disclosing Party”) that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party (“Receiving Party”); (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by the Disclosing Party; or (iii) becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party; provided, that with respect to clauses (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other individual or entity with respect to such information. A Receiving Party may disclose Confidential Information of the Disclosing Party to those third parties who have a need to know such information for the purpose of assisting the Receiving Party in performing its obligations under this Agreement if, and only if, the Receiving Party instructs any such third party that the Confidential Information of the Disclosing Party is confidential and proprietary and is to be held in strict confidence pursuant to the terms of this Article VII; provided, that the Receiving Party shall be responsible for any breaches of this Article VII by any such third party. If a Receiving Party is compelled by deposition, interrogatory, subpoena, civil investigative demand or similar process, or upon demand of any governmental authority with jurisdiction over it or as otherwise required by applicable Law (“Disclosure Demand”) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt written notice of each such Disclosure Demand so that the Disclosing Party may (at its expense) seek an appropriate protective order or other appropriate remedy and/or grant a limited waiver of the Receiving Party’s compliance with the confidentiality and non-disclosure provisions of this Article VII.  In addition, if requested by the Disclosing Party, the Receiving Party shall assist the Disclosing Party at the Disclosing Party’s expense in obtaining a protective order and taking other legally available steps to resist or narrow any such Disclosure Demand. If such protective order or other remedy is not obtained promptly, the Receiving Party may furnish that portion (and only that portion) of such Confidential Information which, in the written opinion of the Receiving Party’s counsel, the Receiving Party is legally required to disclose and will otherwise exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information.
Section 7.03 Obligations After Agreement.  Upon the termination or expiration of this Agreement, each Party will promptly return to the other Party all Confidential Information of such Party; provided, that the Receiving Party shall be entitled to keep a copy of such information, subject to its ongoing obligations under this Article VII, to the extent required under applicable Law, as necessary to comply with its obligations under this Agreement, legal record-keeping requirements or in connection with any action, suit, claim, proceeding or investigation related to this Agreement. That portion of the Confidential Information of the Disclosing Party that may be

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found in analyses, compilations, studies, or other documents prepared by the Receiving Party will be held by the Receiving Party and kept subject to the terms of this Article VII.
Section 7.04 Remedies for Breach.  In the event of breach of this Article VII, the breaching Party agrees to pay the non-breaching Party any and all Losses incurred by the non-breaching Party as a result of the breach. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Article VII and that the non-breaching Party shall be entitled to petition a court of competent jurisdiction for specific performance and injunctive and other equitable relief for any such breach, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article VII but shall be in addition to all other remedies at law or in equity to either Party.
Section 7.05Disclosure to Bureau. A copy of this Agreement shall be submitted to the Bureau. Except as required by Law (including, but not limited to the rules and regulations of the United States Securities and Exchange Commission), neither Party shall otherwise disclose the terms of this Agreement without the written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed. If the Bureau requests changes to this Agreement as required by any applicable Laws, the Parties shall collaborate in good faith and with due diligence to address any such request in accordance with all applicable Laws.
Article VIII

GENERAL PROVISIONS

Section 8.01Notices. All notices provided hereunder shall be in writing. Any and all written notices as required herein shall be deemed properly given upon the earlier of (i) three (3) days after deposit with the United States Postal Service if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) tender if delivered by hand, to the addresses set forth below, (iii) receipt or (iv) one (1) day after the delivery to a recognized overnight delivery service: If to Manager: MariMed Advisors, Inc., Attn: Jon Levine, CEO, 10 Oceana Way, Norwood, MA 02820, with a copy to Kurzman Eisenberg Corbin & Lever, LLP. One North Broadway, White Plains, NY 10601, Attn: Kenneth S. Rose; if to Company: Standard Farms, LLC, C/O TILT Holdings Inc., 2801 E. Camelback Rd., Suite 180 Phoenix, AZ 85016, Attn: General Counsel, in either case, unless one Party informs the other of a new address to send such notices in writing.
Section 8.02No Partnership or Joint Venture. Nothing contained in this Agreement shall be construed to be or create a partnership or joint venture between Manager, its successors and assigns, on the one part and Company, its successors and assigns, on the other part, it being understood, however, that the Parties may expressly agree to any such relationship by a separate written agreement.
Section 8.03Modification and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by both Parties.
Section 8.04Partial Invalidity/Severability. Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this

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Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, if any provision of this Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.
Section 8.05Further Assurances. Following the execution of this Agreement, each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonable or appropriate in order to carry out this Agreement.
Section 8.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.07Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other documents between the Parties,  the statements in the body of this Agreement shall control.
Section 8.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09Waiver. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10Governing Law. The validity and interpretation of this Agreement and all disputes arising under or in connection with this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to any conflicts of law.  Nothing in this Section 8.10 is intended to subject this Agreement to any franchise or similar law, rule, or regulation of the state or any jurisdiction to which it otherwise would not be subject. Any dispute shall be brought in the state or federal courts within Pennsylvania, and the Parties waive any objection to such jurisdiction based on forum non conveniens.
Section 8.11Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof

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and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be the same agreement. A signed copy of this Agreement delivered by facsimile, e mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STANDARD FARMS, LLC

By: /s/ Tim Conder

Tim Conder, Chief Executive Officer

MARIMED ADVISORS, INC.

By: /s/ Jon Levine

Jon Levine, Chief Executive Officer

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